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                                  EXHIBIT 10.55

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                                 FIRST AMENDMENT
                                 ---------------

         THIS FIRST AMENDMENT, dated as of this 15th day of September, 1995, by and between MTV Latin America, Inc. (n/k/a MTV Latino Inc.) ("MTVL") and Post Edge Inc. ("PE").

                              W I T N E S S E T H:

         WHEREAS, PE and MTVL entered into that certain Agreement, dated as of June 7, 1993, wherein PE furnished for the exclusive use of MTVL certain premises located at 420 Lincoln Road, Miami, Florida (the "Agreement"). Unless otherwise defined herein, the terms of the Agreement are incorporated herein by reference as therein defined;

         WHEREAS, MTVL wishes to: (i) extend the Initial Term of the Agreement for an additional 5 years or sixty (60) months, thereby amending the Agreement by changing the expiration date from September 16, 1995 to September 15, 2000 on the same terms and conditions set forth in the Agreement subject to the provisions contained herein and (ii) delete Section 2.2 of the Agreement.

         WHEREAS, MTVL and PE wish to amend the Agreement with additional and new terms and conditions stated herein;

         NOW THEREFORE, for and in consideration of the Premises, Services and Crew, the parties hereto, intending to be legally bound, hereby extend the Initial Term of the Agreement and amend the Agreement as follows:

I. The Initial Term of the Agreement is extended for an additional five (5) year period or sixty (60) months from September 16, 1995 through September 15, 2000 (the "Extended Term"), on the same terms and conditions set forth in the Agreement subject to the provisions contained herein. Notwithstanding anything to the contrary contained herein or in the Agreement (except for MTVL's right to terminate the Agreement in accordance with Section 10 thereof), MTVL shall have the right to cancel the Agreement at any time during the Extended Term upon four
(4) months' written notice to PE (the "Cancellation Period") at the end of which period MTVL shall be released from all obligations under the Agreement, provided that MTVL pays to PE a penalty fee of fifteen percent (15%) of the annual Extended Fee (as defined below) applicable to the year when the cancellation right is exercised (the "Penalty Fee"). MTVL shall not be responsible for the Penalty Fee in the event the cancellation of the Agreement is due to MTVL terminating its operations as a cable television network or for any other termination right already granted to MTVL under the Agreement. Moreover, should PE be able to lease the Premises to a third party during said Cancellation Period, MTVL will consider PE's request to vacate the Premises prior to the end of the Cancellation Period provided MTVL is fully released of all obligations under the Agreement (as modified herein) except for its obligation to pay the Penalty Fee.

II. Section 6.1 (c) of the Agreement is hereby amended as follows:

         Except as otherwise provided in the Agreement and/or hereunder, in full and complete consideration for the Premises, Services and Crew provided by PE during the Extended Term (or any portion thereof), and provided that PE has performed its obligations under the Agreement, MTVL agrees to pay PE and PE agrees to accept the following monthly payments set forth in the following payment schedule (the "Extended Fee"):

         Year 1: $ 88,465.00 per month beginning September 16, 1995 through September 15, 1996

         Year 2: $ 95,140.00 per month beginning September 16, 1996 through September 15, 1997

         Year 3: $100,465.00 per month beginning September 16, 1997 through September 15, 1998

         Year 4: $110,165.00 per month beginning September 16, 1998 through September 15, 1999

         Year 5: $118,450.00 per month beginning September 16, 1999 through September 15, 2000.

III. Section 6.2 of the Agreement is hereby modified to include the following:

         (e) Notwithstanding anything to the contrary in the Agreement or herein, on any four (4) day weekend holiday (including, but not limited to, Thanksgiving, Fourth of July, Christmas and New Years Day) on which any non-holiday day of such a weekend the MTVL offices are closed for business (for example during a holiday weekend when an additional weekday is given as a day off), but on which weekday the Crew is required to work (the "MTVL Day Off"), PE and MTVL hereby agree that all PE employees shall be offered that additional weekday as a non-working day provided the following:

         1. all employees shall be offered the option of taking the day off in exchange for their agreement to work a pre-determined amount of additional overtime hours during the week prior or the week post the respective holiday weekend;

         2. with respect to the week between Christmas and New Year's Day during which MTVL will not be needing studio services (the "Christmas Week"), all employees shall be offered the option of taking the Christmas Week off in exchange for their agreement to work a reasonable mutually pre-determined amount of additional overtime hours during the two (2) weeks prior or the two (2) weeks post such Christmas Week; and

         3. all employees agree to the same arrangement for such holiday periods and are compensated fairly at their usual overtime rates for the week representing the permitted days off.


IV. Section 6.6 (a) of the Agreement is modified to include the following language:

         Notwithstanding anything to the contrary contained herein, PE shall make available to MTVL the following Additional Equipment at no additional cost for the Extended Term:

                   (a)     Cyc and curtains
                   (b)     Two (2) wireless headsets
                   (c)     Two (2) wireless microphones
                   (d)     Wide angle lens

V. In addition to the foregoing, PE shall also provide to MTVL, at no additional cost, for the Extended Term, a Grass Valley Kaleidoscope, to the extent obtainable by PE and if not, a digital video effects device mutually acceptable to the parties to be used by MTVL in conjunction with the V Series Paintbox and Harry equipment currently being used by MTVL and located at the PE post facility.

VI. For the Extended Term, PE shall grant to MTVL a total discount of twenty percent (20%) from the rate card rates as published in the PE rate card dated September 1, 1992 for MTVL's use of the D2 Dubbing facilities (including equipment) located at the Premises.

VII. Schedule A of the Agreement is hereby amended to: (i) reduce the Crew by one (1) member by consolidating the Chyron Operator and Teleprompter Operator positions and (ii) delete the reference to the Bullpen Area (approximately 240 square feet).

VIII. Section 17 of the Agreement shall be amended to include the following language: At any point during the Extended Term, PE hereby agrees that MTVL shall have the right to permit a third party vendor to use all or any part of the Premises for its use for any period of time provided:

         1. MTVL shall at all times remain primarily responsible to PE for all obligations under the Agreement, including without limitation, the obligation to pay the Extended Fee, and MTVL shall not be relieved of such obligations due to any actions or failure to act by PE (, or said third party or any other party invited by such third party) in connection with any third party or other party's (invited by such third party) use of the Premises as contemplated by this
Section 17;

         2. MTVL shall give PE notice of its intention to permit a specific third party the right to use the Premises no less than 15 days prior to the date of the third party's intended use of the Premises;

         3. PE shall have the right to approve the selection of the third party and must give notice to MTVL no later than 72 hours from MTVL's notice to PE of the designated third party, provided however PE's approval may not be unreasonably withheld or delayed;

         4. MTVL shall consult with PE as to the costs MTVL will be charging such third party of the use of the Premises, provided all final decisions regarding such third party shall be MTVL's decision;

         5. MTVL shall share with PE fifty percent (50%) of any and all profits received by MTVL from such third parties' use of the Premises; "profits" shall be defined to mean any amounts recovered by MTVL in excess of the Extended Fee (after deducting therefrom the fees, if any, for Overtime Services and those charges described in Section 8 (vi) herein) payable to PE received from such third party which Extended Fees shall be prorated (solely for the purpose of calculating profits and not releasing MTVL from paying such Extended Fees) for the period of time the Premises are being used by such third party;

         6. in the event such third party requests additional equipment from PE, PE shall be entitled to charge such party its discounted rate for the additional equipment and shall also be entitled to charge such party PE's standard and customary markup (which shall not exceed the markup for equipment PE charges to MTVL) and standard Overtime rates; any monies in excess of that paid by such third party shall be shared on an equal basis between MTVL and PE;

         7. any third party agreeing to use the Premises shall report directly to MTVL and shall deliver to MTVL and PE adequate Certificates of Insurance and other standard and customary documentation (all in form satisfactory to MTVL and PE) as to its ability to indemnify MTVL and PE in the event of any damage, loss or claim resulting from its use;

         8. in the event MTVL elects to permit the use of the Premises by any affiliated entity of the Viacom Inc. group of related companies, MTVL shall not be obligated to pay to PE any amounts recovered in excess of the Extended Fee.

         9. MTVL shall be fully and solely responsible for the use of the Premises by third parties or other parties (invited by such third parties) as contemplated in this Section 17. MTVL shall at all times indemnify and hold harmless PE against and from any and all claims, expenses, costs, sums, suits, liabilities and damages including reasonable attorneys' fees (including but not limited to trial and appellate attorneys' fees) which result from or arise out of or are in connection with such third party's or other party's (provided such other party is invited by a third party) use of the Premises as contemplated in this Section 17.

IX. Section 19 of the Agreement is hereby amended to include the following:

         Copies of all notices to MTVL shall also be forwarded to Robin Taubin, Esq., Vice President Counsel for Real Estate, Viacom Inc. at 1515 Broadway, New York, New York 10036.

X. Except as modified hereby, the Agreement shall remain in full force and effect and all terms, conditions, representations and warranties contained therein are hereby ratified and confirmed.

         IN WITNESS WHEREOF, MTVL and PE have duly executed this First Amendment as of the day and year first above written.

                                                      MTV LATIN AMERICA, INC.
                                                      (n/k/a MTV Latino, Inc.)


                                                      By: /s/ TOM HUNTER
                                                      Name:  Tom Hunter
                                                      Title: President


                                                      POST EDGE INC.


                                                      By: /s/ KEN LORBER
                                                      Name:  Ken Lorber
                                                      Title: President